Exhibit 99(d)(6)(iii)

THE UBS FUNDS, ON BEHALF OF ITS SERIES,

UBS EMERGING MARKETS EQUITY OPPORTUNITY FUND

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NUMBER TWO

THIS AMENDMENT is made this 7th day of December 2017, by and between The UBS Funds, a Delaware statutory trust (the “Trust”), and UBS Asset Management (Americas) Inc., a Delaware corporation (the “Advisor”).

WHEREAS, the Trust and the Advisor have previously entered into an Investment Advisory Agreement, dated December 10, 1998, as amended or restated through the date hereof (the “Advisory Agreement”), pursuant to which the Advisor agreed to manage the investment and reinvestment of assets of the UBS Emerging Markets Equity Opportunity Fund (formerly, UBS Emerging Markets Equity Fund) series (the “Fund”); and

WHEREAS, the Fund has changed its name from “Emerging Markets Equity Fund” to “UBS Emerging Markets Equity Opportunity Fund” and the Trust, on behalf of the Fund, and the Advisor desire to amend the Advisory Agreement to reflect the new name of the Fund;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.                                      The name of UBS Emerging Markets Equity Fund, and all references in the Advisory Agreement to UBS Emerging Markets Equity Fund, shall be changed to UBS Emerging Markets Equity Opportunity Fund.

2.                                      The effective date of the Amendment shall be December 20, 2017.

3.                                      The parties hereby further agree that no other provisions of the Advisory Agreement are in any way modified by this Amendment, and that all other provisions of the Advisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed this 7th day of December 2017.

THE UBS FUNDS	THE UBS FUNDS
By:	By:
Name:	Name:
Title:	Title:

UBS ASSET MANAGEMENT (AMERICAS) INC.	UBS ASSET MANAGEMENT (AMERICAS) INC.
By:	By:
Name:	Name:
Title:	Title: